EXHIBIT 99.1

In re:	)	In Proceedings under Chapter 11
)
FARMLAND INDUSTRIES, INC.,	)	Case No. 02-50557
FARMLAND FOODS, INC.,	)	Case No. 02-50561
SFA, INC.,	)	Case No. 02-50562
FARMLAND TRANSPORTATION, INC.,	)	Case No. 02-50564
FARMLAND PIPE LINE COMPANY,	)	Case No. 02-50565
)
Debtors.	)	Joint Administration

DEBTORS’ JOINT PLAN OF REORGANIZATION

Dated: November 27, 2002

THE UNITED STATES BANKRUPTCY COURT HAS NOT APPROVED THE PLAN OR THE MERITS OF THE PLAN. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO SOLICITATIONS OF ACCEPTANCES TO THE PLAN HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT. ANY PERSON OR ENTITY PURPORTING TO SOLICIT SUCH ACCEPTANCE BY OR ON BEHALF OF ANY PERSON OR ENTITY, INCLUDING THE DEBTORS, IS NOT AUTHORIZED TO DO SO.

Article I DEFINITIONS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW *

1.1 "Administrative Claim" *

1.2 "Allowed Claim" *

1.3 "Allowed Class . . . Claim" *

1.4 "Allowed Interest" *

1.5 "Ballot" *

1.6 "Bankruptcy Code" *

1.7 "Bankruptcy Committees" *

1.8 "Bankruptcy Court" *

1.9 "Bankruptcy Rules" *

1.10 "Bar Date(s)" *

1.11 "Beef" *

1.12 "Bondholders’ Committee" *

1.13 "Business Day" *

1.14 "Cash" *

1.15 "Chapter 11 Case" *

1.16 "Chief Executive Officer" *

1.17 "Claim" *

1.18 "Class" *

1.19 "Class 4 Available Cash" *

1.20 "Class 4 Distribution Pool" *

1.21 "Class 5 Available Cash" *

1.22 "Class 5 Distribution Pool" *

1.23 "Class 8 Available Cash" *

1.24 "Class 8 Distribution Pool" *

1.25 "Collateral" *

1.26 "Confirmation" *

1.27 "Confirmation Date" *

1.28 "Confirmation Hearing" *

1.29 "Confirmation Order" *

1.30 "Convenience Claim" *

1.31 "Creditor" *

1.32 "Creditors’ Committee" *

1.33 "Cure" *

1.34 "Debtor" *

1.35 "Debtors" *

1.36 "Demand Certificates" *

1.37 "Demand Certificates Claim" *

1.38 "Dilution" *

1.39 "DIP Credit Agreement" *

1.40 "DIP Loan Claims" *

1.41 "Disclosure Statement" *

1.42 "Disbursing Agent" *

1.43 "Disputed Claim" *

1.44 "Disputed Claim Amount" *

1.45 "Disputed Interest" *

1.46 "Disputed Interest Amount" *

1.47 "Distribution Date" *

1.48 "Distribution Record Date" *

1.49 "Effective Date" *

1.50 "Estate(s)" *

1.51 "Exit Financing" *

1.52 "Face Amount" *

1.53 "Foods" *

1.54 "Final Order" *

1.55 "General Unsecured Claim" *

1.56 "Impaired" *

1.57 "Indemnification Obligation" *

1.58 "Indenture Trustees" *

1.59 "Industries" *

1.60 "Intercompany Claim" *

1.61 "Interest" *

1.62 "Lender" *

1.63 "Lien" *

1.64 "Litigation Claims" *

1.65 "Loan Documents" *

1.66 "Management Plan" *

1.67 "Management Plan Participants" *

1.68 "New Common Shares" *

1.69 "New Debt Securities" *

1.70 "New Securities" *

1.71 "Non-Core Assets" *

1.72 "Non-Debtor Subsidiaries" *

1.73 "Objection Deadline" *

1.74 "Old Common Shares" *

1.75 "Old Preferred Shares" *

1.76 "Old Securities" *

1.77 "Old Stock Options" *

1.78 "Old Warrants" *

1.79 "Other Priority Claim" *

1.80 "Other Secured Claim" *

1.81 "Person" *

1.82 "Petition Date" *

1.83 "Plan" *

1.84 "Plan Exhibit" *

1.85 "Pre-Petition Credit Agreement" *

1.86 "Pipeline" *

1.87 "Pork" *

1.88 "Priority Tax Claim" *

1.89 "Professional" *

1.90 "Professional Fee Claim" *

1.91 "Pro Rata" *

1.92 "Quarterly Distribution Date" *

1.93 "Reinstated" or "Reinstatement" *

1.94 "Reorganized Debtor(s)" *

1.95 "Reorganized . . . " *

1.96 "Restructuring Transactions" *

1.97 "Schedules" *

1.98 "Section 363 Scenario" *

1.99 "Secured Claim" *

1.100 "Secured Lender Claims" *

1.101 "Securities Act" *

1.102 "SFA" *

1.103 "Subordinated Claims" *

1.104 "Subordinated Debt" *

1.105 "Subordinated Debt Claim" *

1.106 "Subsidiaries" *

1.107 "Subsidiary Debtors" *

1.108 "Subsidiary Interests" *

1.109 "Substantial Contribution Claim" *

1.110 "Transportation" *

1.111 "Trust Indentures" *

1.112 "Unimpaired" *

1.113 "Voting Record Date" *

Article II CLASSIFICATION OF CLAIMS AND INTERESTS *

2.1 Class 1 (Other Priority Claims) *

2.2 Class 2 (Secured Lender Claims) *

2.3 Class 3 (Other Secured Claims) *

2.4 Class 4 (Demand Certificate Claims) *

2.5 Class 5 (Subordinated Debt Claims) *

2.6 Class 6 (Reserved) *

2.7 Class 7 (Convenience Claims against Industries) *

2.8 Class 8 (General Unsecured Claims against Industries) *

2.9 Class 9 (Old Securities of Industries) *

2.10 Class 10 (General Unsecured Claims against Foods) *

2.11 Class 11 (Old Securities of Foods) *

2.12 Class 12 (General Unsecured Claims against Transportation) *

2.13 Class 13 (Old Securities of Transportation) *

2.14 Class 14 (General Unsecured Claims against SFA) *

2.15 Class 15 (Old Securities of SFA) *

2.16 Class 16 (General Unsecured Claims against Pipeline) *

2.17 Class 17 (Old Securities of Pipeline) *

2.18 Class 18 (Intercompany Claims) *

2.19 Class 19 (Subordinated Claims) *

Article III TREATMENT OF CLAIMS AND INTERESTS *

3.1 Unclassified Claims *

3.2 Class 1 (Other Priority Claims) *

3.3 Class 2 (Secured Lender Claims) *

3.4 Class 3 (Other Secured Claims) *

3.5 Class 4 (Demand Certificate Claims) *

3.6 Class 5 (Subordinated Debt Claims) *

3.7 Class 6 (Reserved) *

3.8 Class 7 (Convenience Claims against Industries) *

3.9 Class 8 (General Unsecured Claims against Industries) *

3.10 Class 9 (Old Securities of Industries) *

3.11 Class 10 (General Unsecured Claims against Foods) *

3.12 Class 11 (Old Securities of Foods) *

3.13 Class 12 (General Unsecured Claims against Transportation) *

3.14 Class 13 (Old Securities of Transportation) *

3.15 Class 14 (General Unsecured Claims against SFA) *

3.16 Class 15 (Old Securities of SFA) *

3.17 Class 16 (General Unsecured Claims against Pipeline) *

3.18 Class 17 (Old Securities of Pipeline) *

3.19 Class 18 (Intercompany Claims) *

3.20 Class 19 (Subordinated Claims) *

3.21 Reservation of Rights Regarding Claims *

Article IV ACCEPTANCE OR REJECTION OF THE PLAN *

4.1 Impaired Classes of Claims and Interests Entitled to Vote. *

4.2 Acceptance by an Impaired Class. *

4.3 Presumed Acceptances by Unimpaired Classes. *

4.4 Classes Deemed to Reject Plan. *

4.5 Summary of Classes Voting on the Plan. *

4.6 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. *

Article V MEANS FOR IMPLEMENTATION OF THE PLAN *

5.1 Continued Corporate Existence *

5.2 Old Securities of Industries. *

5.3 Certificates of Incorporation and By-laws *

5.4 Restructuring Transactions *

5.5 Issuance of New Securities *

5.6 Compensation And Benefit Programs *

5.7 Directors And Officers of Reorganized Debtors *

5.8 Reverting Of Assets; Releases of Liens *

5.9 Preservation Of Rights Of Action. *

5.10 Effectuating Documents; Further Transactions *

5.11 Exemption From Certain Transfer Taxes *

5.12 Releases and Related Matters *

5.13 Exit Financing *

5.14 Section 363 Asset Sales Prior to Confirmation *

5.15 Implementation of the Plan in the Event of a Section 363 Scenario *

Article VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES *

6.1 Assumed Executory Contracts And Unexpired Leases *

6.2 Payments Related To Assumption Of Executory Contracts and Unexpired Leases *

6.3 Rejected Executory Contracts and Unexpired Leases *

6.4 Rejection Damages Bar Date *

Article VII PROVISIONS GOVERNING DISTRIBUTIONS *

7.1 Distributions For Claims Or Interests Allowed As Of The Effective Date *

7.2 Interest On Claims *

7.3 Distributions by Disbursing Agent *

7.4 (Reserved) *

7.5 Means Of Cash Payment *

7.6 Calculation Of Distribution Amounts Of New Securities *

7.7 Delivery Of Distributions *

7.8 Surrender of Securities and Instruments *

7.9 Withholding And Reporting Requirements *

7.10 Setoffs *

Article VIII PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS AND DISTRIBUTIONS WITH RESPECT THERETO *

8.1 Prosecution Of Objections to Claims *

8.2 Treatment of Disputed Claims *

8.3 Disputed Claims Reserves *

8.4 Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims *

Article IX CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN *

9.1 Conditions To Effective Date *

9.2 Waiver of Conditions *

9.3 Notice of Effective Date *

Article X RETENTION OF JURISDICTION *

Article XI MISCELLANEOUS PROVISIONS *

11.1 Professional Fee Claims *

11.2 Administrative Claims Bar Date *

11.3 Payment Of Statutory Fees *

11.4 Modifications and Amendments *

11.5 Severability Of Plan Provisions *

11.6 Successors And Assigns *

11.7 Compromises and Settlements *

11.8 (Reserved) *

11.9 Discharge Of The Debtors *

11.10 Injunction *

11.11 Exculpation And Limitation Of Liability *

11.12 Binding Effect *

11.13 Revocation, Withdrawal, Or Non-Consummation *

11.14 Plan Exhibits *

11.15 Notices *

11.16 Indemnification and Related Matters *

11.17 Prepayment *

11.18 Dissolution of the Bankruptcy Committees *

11.19 Term Of Injunctions Or Stays *

INTRODUCTION

Farmland Industries, Inc., Farmland Foods, Inc., Farmland Transportation, Inc., SFA, Inc. and Farmland Pipe Line Company (collectively, the "Debtors") hereby propose the following joint plan of reorganization (the "Plan") for the resolution of their outstanding creditor Claims (as defined herein) and equity Interests (as defined herein). Reference is made to the Disclosure Statement (as defined herein) distributed contemporaneously herewith for a discussion of the Debtors’ history, businesses, properties, results of operations, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters, including the New Securities (as defined herein) to be issued under the Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

All holders of Claims are encouraged to read this Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Fed. R. Bankr. P. 3019 and Article XI, including Section 11.4, of this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I
DEFINITIONS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW

A. Scope Of Definitions; Rules Of Construction

For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

-

B. Definitions

1.1 "Administrative Claim"

means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under 28 U.S.C. section 1930 and (d) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

1.2 "Allowed Claim"

means a Claim or any portion thereof (a) that has been allowed by a Final Order, or (b) as to which, on or by the Effective Date, (i) no proof of Claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is listed on the Schedules, other than a Claim that is listed on the Schedules as zero, in an unknown amount, or as disputed, or (c) for which a proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in this Plan.

1.3 "Allowed Class . . . Claim"

means an Allowed Claim in the particular Class described.

1.4 "Allowed Interest"

means an Interest that (a) is registered as of the Distribution Record Date in a stock register maintained by or on behalf of the Debtors and (b) is not a Disputed Interest.

1.5 "Ballot"

means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote as specified in Section 4.1 of this Plan, in connection with the solicitation of acceptances of the Plan.

1.6 "Bankruptcy Code"

means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. sections 101-1330, as now in effect or hereafter amended.

1.7 "Bankruptcy Committees"

means, collectively, the Bondholders’ Committee and the Creditors’ Committee.

1.8 "Bankruptcy Court"

means the United States Bankruptcy Court for the Western District of Missouri or such other court as may have jurisdiction over the Chapter 11 Case.

1.9 "Bankruptcy Rules"

means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

1.10 "Bar Date(s)"

means the date(s), if any, designated by the Bankruptcy Court as the last date(s) for filing proofs of Claim or Interest against the Debtors.

1.11 "Beef"

means Industries’ interests in Farmland National Beef Packing Company, L.P.

1.12 "Bondholders’ Committee"

means the official committee of bondholders appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Case.

1.13 "Business Day"

means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Fed. R. Bankr. P. 9006(a)), on which commercial banks are open for business in New York, New York.

1.14 "Cash"

means legal tender of the United States or equivalents thereof.

1.15 "Chapter 11 Case"

means the jointly administered Chapter 11 cases of the Debtors.

1.16 "Chief Executive Officer"

means, at any time prior to the Effective Date, the Person holding the title of chief executive officer of Industries, and at any time after the Effective Date, the Person holding the title of chief executive officer of Reorganized Industries.

1.17 "Claim"

means a claim against the Debtors, or any of them, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

1.18 "Class"

means a category of holders of Claims or Interests, as described in Article II of this Plan.

1.19 "Class 4 Available Cash"

means, after satisfaction in full of all Allowed Administrative Claims, all Allowed Priority Tax Claims, all DIP Loan Claims and all Allowed Claims in Classes 1, 2 and 7 and after establishment of appropriate reserves for all Disputed Administrative Claims, all Disputed Priority Tax Claims and all Disputed Claims in Classes 1, 2, 3, 4, 5, 7 and 8, the sum of all Cash of the Estate of Industries (other than the proceeds of Collateral securing any Allowed Secured Claim) multiplied by a percentage to be negotiated based upon the final Claims amounts.

1.20 "Class 4 Distribution Pool"

means: (i) in the event of a Section 363 Scenario, Class 4 Available Cash; or (ii) in the event of the Restructuring Transactions, (x) New Common Shares in an amount equal to: to be negotiated , (y) New Debt Securities in an amount equal to: to be calculated, and (z) Cash in an amount to be negotiated based upon the final Claims amounts

1.21 "Class 5 Available Cash"

means, after satisfaction in full of all Allowed Administrative Claims, all Allowed Priority Tax Claims, all DIP Loan Claims and all Allowed Claims in Classes 1, 2 and 7 and after establishment of appropriate reserves for all Disputed Administrative Claims, all Disputed Priority Tax Claims and all Disputed Claims in Classes 1, 2, 3, 4, 5, 7 and 8, the sum of all Cash of the Estate of Industries (other than the proceeds of Collateral securing any Allowed Secured Claim) multiplied by a percentage to be negotiated based upon the final Claims amounts.

1.22 "Class 5 Distribution Pool"

means: (i) in the event of a Section 363 Scenario, Class 5 Available Cash; or (ii) in the event of the Restructuring Transactions, (x) New Common Shares in an amount to be negotiated, (y) New Debt Securities in an amount to be calculated, and (z) Cash in an amount to be negotiated based upon the final Claims amounts.

1.23 "Class 8 Available Cash"

means, after satisfaction in full of all Allowed Administrative Claims, all Allowed Priority Tax Claims, all DIP Loan Claims and all Allowed Claims in Classes 1, 2 and 7 and after establishment of appropriate reserves for all Disputed Administrative Claims, all Disputed Priority Tax Claims and all Disputed Claims in Classes 1, 2, 3, 4, 5, 7 and 8, the sum of all Cash of the Estate of Industries (other than the proceeds of Collateral securing any Allowed Secured Claim) multiplied by a percentage to be negotiated based upon the final Claims amounts.

1.24 "Class 8 Distribution Pool"

means: (i) in the event of a Section 363 Scenario, Class 8 Available Cash; or (ii) in the event of the Restructuring Transactions, (x) New Common Shares in an amount equal to: to be negotiated, (y) New Debt Securities in an amount to be negotiated, and (z) Cash in an amount to be negotiated based upon the final Claims amounts.

1.25 "Collateral"

means any property or interest in the property of an Estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

1.26 "Confirmation"

means entry by the Bankruptcy Court of the Confirmation Order.

1.27 "Confirmation Date"

means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order. In no event shall the Confirmation Date be later than November 19, 2003.

1.28 "Confirmation Hearing"

means the hearing to consider confirmation of the Plan under section 1128 of the Bankruptcy Code.

1.29 "Confirmation Order"

means the order entered by the Bankruptcy Court confirming the Plan.

1.30 "Convenience Claim"

means any Claim that otherwise would be an Allowed Class 8 Claim in an amount equal to or less than $2,500. A holder of an Allowed Class 8 Claim in excess of $2,500 may, by an irrevocable written election made on a validly executed and timely delivered Ballot, reduce such holder’s Claim to $2,500, and thus have such reduced Claim classified in Class 7.

1.31 "Creditor"

means any Person who holds a Claim against any of the Debtors.

1.32 "Creditors’ Committee"

means the official committee of unsecured creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Case.

1.33 "Cure"

means the distribution of Cash, or such other property as maybe agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

1.34 "Debtor"

means any of the Debtors.

1.35 "Debtors"

means Farmland Industries, Inc., Farmland Foods, Inc., Farmland Transportation, Inc., SFA Inc. and Farmland Pipe Line Company, including in their capacity as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

1.36 "Demand Certificates"

means: (a) Demand Loan Certificates dated November 20, 1981 with an original authorized principal amount of $500,000,000.00; and (b) Demand Loan Certificates dated December 4, 1997 issuable in Series with an unlimited authorized aggregate principal amount.

1.37 "Demand Certificates Claim"

means a Claim arising out of or related to the Demand Certificates.

1.38 "Dilution"

means dilution subsequent to the Effective Date as a result of the issuance of common shares, implementation of the Management Plan or other management incentive programs or other action taken by the board of directors of Reorganized Industries.

1.39 "DIP Credit Agreement"

means the First Amended and Restated Debtor-In-Possession Credit Agreement and Adequate Protection Stipulation, dated as of June 5, 2002, by and among Industries and Foods, as borrowers, the financial institutions party thereto, as lenders, and Deutsche Bank Trust Company Americas, as administrative agent.

1.40 "DIP Loan Claims"

means the Allowed Claims held by those certain financial institutions participating under the DIP Credit Agreement, which Claims constitute superpriority Administrative Claims senior to all other Claims and are secured by Liens of substantially all of the assets of the Debtors.

1.41 "Disclosure Statement"

means the written disclosure statement that relates to the Plan, as amended, supplemented, or modified from time to time, and that is prepared and distributed in accordance with section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017.

1.42 "Disbursing Agent"

means (i) in the event of the Restructuring Transactions, Reorganized Industries or any party designated by Reorganized Industries, in its sole discretion, to serve as disbursing agent under the Plan, or (ii) in the event of a Section 363 Scenario, such entity as shall be designated prior to the Disclosure Statement hearing.

1.43 "Disputed Claim"

means a Claim or any portion thereof that is not an Allowed Claim, and includes, without limitation, Claims (other than Allowed Claims) that (a) have not been listed on the Schedules or have been listed on the Schedules at zero, or as contingent, unliquidated or disputed, or (b) are the subject to an objection filed in the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

1.44 "Disputed Claim Amount"

means (a) if a liquidated amount is set forth in a timely filed proof of Claim relating to a Disputed Claim, (i) the liquidated amount set forth in the proof of Claim relating to the Disputed Claim; (ii) an amount agreed to by the Debtors and the holder of such Disputed Claim; or (iii) if a request for estimation is filed by the Debtors, the amount at which such Claim is estimated by the Bankruptcy Court; (b) if no liquidated amount is set forth in the proof of Claim relating to a Disputed Claim, (i) an amount agreed to by the Debtors and the holder of such Disputed Claim or (ii) the amount estimated by the Bankruptcy Court with respect to such Disputed Claim; or (c) if the Claim was listed on the Schedules as unliquidated, contingent or disputed and no proof of Claim was filed, or deemed to have been filed, by the applicable Bar Date and the Claim has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, zero.

1.45 "Disputed Interest"

means an Interest, or any portion thereof, that is not an Allowed Interest and includes, without limitation, Interests (other than Allowed Interests) that (a) are not listed in the Schedules or are listed in the Schedules as contingent, unliquidated or disputed, or (b) are the subject of an objection filed in the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

1.46 "Disputed Interest Amount"

means, with respect to a Disputed Interest, the number of shares set forth in a timely filed proof of Interest.

1.47 "Distribution Date"

means the date, occurring as soon as practicable after the Effective Date, upon which distributions are made by the Reorganized Debtors to holders of Allowed Claims and Allowed Interests entitled to receive distributions under this Plan.

1.48 "Distribution Record Date"

means the record date for purposes of making distributions under the Plan on account of Allowed Claims and Allowed Interests, which date shall be the Confirmation Date or such other date designated in the Confirmation Order.

1.49 "Effective Date"

means the Business Day on which all conditions to the consummation of the Plan as set forth in Section 9.1 of this Plan have been satisfied or waived as provided in Article IX of this Plan and is the effective date of the Plan. Except upon consent of the Bankruptcy Committees and the administrative agent under the Pre-Petition Credit Agreement, which consent shall not be unreasonably withheld, the Effective Date shall promptly occur as soon as practicable following the Confirmation Date, but in no event later than November 30, 2003.

1.50 "Estate(s)"

means, individually, the estate of each Debtor in the Chapter 11 Case, and, collectively, the estates of all Debtors in the Chapter 11 Case, created pursuant to section 541 of the Bankruptcy Code.

1.51 "Exit Financing"

means a $180 million revolving credit facility and term loan facility to Reorganized Industries and Reorganized Foods as proposed by Congress Financial Corporation (or such other substitute lender as the Debtors may select) in the principal amounts of $150 million and $30 million, respectively.

1.52 "Face Amount"

means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

1.53 "Foods"

means Farmland Foods, Inc.

1.54 "Final Order"

means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case, the operation or effect of which has not been stayed, reversed, or amended and (unless the Debtors, in their sole discretion, shall have waived the requirement therefor) as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.55 "General Unsecured Claim"

means a Claim against any of the Debtors that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Secured Lender Claim, Other Secured Claim, Convenience Claim, Intercompany Claim or Subordinated Claim.

1.56 "Impaired"

means, when used with reference to a Claim or Interest, a Claim or Interest that is "impaired" within the meaning of section 1124 of the Bankruptcy Code.

1.57 "Indemnification Obligation"

means any obligation of any of the Debtors to indemnify, reimburse or provide contribution to any present or former officer, director or employee, or any present or former professionals, advisors or representatives of the Debtors, pursuant to by-laws, articles of incorporation, contract or otherwise as may be in existence immediately prior to the Petition Date.

1.58 "Indenture Trustees"

means each of the trustees under the Trust Indentures.

1.59 "Industries"

means Farmland Industries, Inc.

1.60 "Intercompany Claim"

means, as the case may be, any Claim (a) by a Debtor against another Debtor or (b) by a Non-Debtor Subsidiary against a Debtor.

1.61 "Interest"

means (a) the legal, equitable, contractual and other rights of any Person (including any 401(k) plan or plan participant) with respect to Old Securities of the Debtors, and (b) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

1.62 "Lender"

means a "Lender" as defined in the Pre-Petition Credit Agreement.

1.63 "Lien"

means a charge against or interest in property to secure payment of a debt or performance of an obligation.

1.64 "Litigation Claims"

means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person, which are to be retained by the Reorganized Debtors pursuant to Section 5.9 of this Plan, including, without limitation, all claims, rights of action, suits and proceedings under Chapter 5 of the Bankruptcy Code.

1.65 "Loan Documents"

means the "Loan Documents" as defined in the Pre-Petition Credit Agreement.

1.66 "Management Plan"

means the plan to be adopted by Reorganized Industries as part of the Restructuring Transactions (subject to ratification by the board of directors of Reorganized Industries) pursuant to Section 5.6 of this Plan, in substantially the form of the Plan Exhibit C to be filed with the Bankruptcy Court prior to the Disclosure Statement hearing.

1.67 "Management Plan Participants"

means the employees of Reorganized Industries entitled to participate in the Management Plan.

1.68 "New Common Shares"

means the common shares of Reorganized Industries authorized pursuant to Section 5.5 of this Plan.

1.69 "New Debt Securities"

means the amount to be negotiated of Reorganized Industries authorized pursuant to Section 5.5 of this Plan.

1.70 "New Securities"

means, collectively, the New Common Shares and the New Debt Securities./

1.71 "Non-Core Assets"

means the assets of Industries, excluding its interests in Beef and Pork.

1.72 "Non-Debtor Subsidiaries"

means, collectively, the direct and indirect subsidiaries of Industries which have not commenced Chapter 11 cases and thus are not Debtors.

1.73 "Objection Deadline"

means the last day for filing objections to Disputed Claims or Disputed Interests, which day shall be one hundred eighty days after the Effective Date, unless such date is extended by the Bankruptcy Court upon request by the Debtors.

1.74 "Old Common Shares"

means the common shares of any of the Debtors issued and outstanding as of the Petition Date describe all categories of common stock.

1.75 "Old Preferred Shares"

means the preferred shares of any of the Debtors issued and outstanding as of the Petition Date.

1.76 "Old Securities"

means collectively, the Old Common Shares, the Old Preferred Shares and the Old Stock Options of any of the Debtors.

1.77 "Old Stock Options"

means the outstanding options to purchase Old Common Shares or Old Preferred Shares of any of the Debtors issued and outstanding as of the Petition Date.

1.78 "Old Warrants"

means the warrants issued to former SF Services patrons in conjunction with the Industries/SF Services merger that entitle the holder to convert the warrants to Old Common Shares or associate member stock of Industries or capital credits of Industries is certain product purchases are made by such patron from Industries during the seven year period following the merger.

1.79 "Other Priority Claim"

means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

1.80 "Other Secured Claim"

means a Secured Claim against any of the Debtors, as the case may be, other than the Secured Lender Claims, including, without limitation, (a) County of Saline, Nebraska Solid Waste Disposal Revenue Bonds, Series 1997A, dated November 4, 1997 in the original principal amount of $1,500,000.00; (b) County of Saline, Nebraska Solid Waste Disposal Revenue Bonds, Series 1997B, dated November 19, 1997 in the original principal amount of $1,000,000.00; (c) County of Gage, Nebraska Industrial Development Revenue Bonds, Series 1997 dated December 4, 1997 in the original principal amount of $1,000,000.00; (d) County of Garfield, Nebraska Industrial Authority, Development Revenue Bonds, Series 1998 dated January 9, 1998 in the original principal amount of $1,000,000.00; (e) Parish of Grant, State of Louisiana Variable Rate Industrial Development Revenue Bonds, Series 1998, dated January 28, 1998 in the original principal amount of $1,000,000.00; (f) Kansas Development Finance Authority Variable Rate Industrial Development Revenue Bonds, Series 1998, dated December 30, 1998 in the original principal amount of $1,000,000.00; and (g) Taxable Industrial Revenue Bond, Series 1999 of Kansas City, Missouri dated August 1, 1999 in the original principal amount of $40,000,000.00.
1/ As noted, the Section 363 Scenario will be determined prior to the Disclosure Statement hearing in accordance with Section 5.14 of the Plan and the factors for declaring a Section 363 Scenario set forth in the Plan.

1.81 "Person"

means a "person" as defined in section 101(41) of the Bankruptcy Code.

1.82 "Petition Date"

means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Case.

1.83 "Plan"

means this Chapter 11 reorganization plan and all exhibits and schedules attached hereto or referenced herein, as the same may be amended, modified or supplemented from time to time.

1.84 "Plan Exhibit"

means any exhibit or schedule attached hereto.

1.85 "Pre-Petition Credit Agreement"

means the Credit Agreement, dated as of February 7, 2002, by and among Industries and Foods, as borrowers, the financial institutions party thereto, as lenders, CoBank ACB and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., as co-syndication agents, Harris Trust & Savings Bank and U.S. Bank National Association, as co-documentation agents, and Deutsche Bank Trust Company Americas, as administrative agent.

1.86 "Pipeline"

means Farmland Pipeline Company.

1.87 "Pork"

means Industries’ and Foods’ pork processing operations.

1.88 "Priority Tax Claim"

means a Claim that is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.89 "Professional"

means any professional employed in the Chapter 11 Case pursuant to sections 327 or 1103 of the Bankruptcy Code or otherwise and any professionals seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to section 503(b)(4) of the Bankruptcy Code.

1.90 "Professional Fee Claim"

means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date.

1.91 "Pro Rata"

means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims) in such Class, unless the Plan provides otherwise.

1.92 "Quarterly Distribution Date"

means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 30 days of the end of a calendar quarter, the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

1.93 "Reinstated" or "Reinstatement"

means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the holder of such Claim or Interest so as to leave such Claim or Interest unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (c) compensating the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or. contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim or Interest is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

1.94 "Reorganized Debtor(s)"

means, individually, any of the Debtors on or after the Effective Date and, collectively, the Debtors on or after the Effective Date.

1.95 "Reorganized . . . "

means, when used with reference to a particular Debtor, such Debtor on or after the Effective Date.

1.96 "Restructuring Transactions"

has the meaning ascribed thereto in Section 5.4 of this Plan.

1.97 "Schedules"

means the schedules of assets and liabilities and the statements of financial affairs, if any, filed in the Bankruptcy Court by the Debtors as such schedules or statements may be amended or supplemented from time to time in accordance with Fed. R. Bankr. P. 1009 or orders of the Bankruptcy Court.

1.98 "Section 363 Scenario"

means, at any time prior to the Effective Date, the liquidation of all or substantially all of the property of the Estates, following which the Debtors will not engage in business after consummation of the Plan. Commencement of the Section 363 Scenario will be determined prior to the Disclosure Statement hearing based upon (i) the results of Section 363 sales of the Non-Core Assets and the status of marketing and sales processes for other Estate assets, including Beef and Pork; and (ii) the assessments and analysis of the highest and best relative distributable values of the Restructuring Transactions as compared to the Section 363 Scenario. Confirmation of the Plan shall bind the Debtors to implement the final determination that has been made with respect to either a Section 363 Scenario or the Restructuring Transactions.

1.99 "Secured Claim"

means a Claim that is secured by a Lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

1.100 "Secured Lender Claims"

means the Claims of the Lenders arising under or as a result of the Pre-Petition Credit Agreement and the Loan Documents.

1.101 "Securities Act"

means the Securities Act of 1933, 15 U.S.C. sections 77c-77aa, as now in effect or hereafter amended.

1.102 "SFA"

means SFA, Inc.

1.103 "Subordinated Claims"

means (i) any Claim subordinated pursuant to sections 510(b) or (c) of the Bankruptcy Code, which shall include any Claim arising from the rescission of a purchase or sale of any Old Security, any Claim for damages arising from the purchase or sale of an Old Security, or any Claim for reimbursement, contribution or indemnification on account of any such Claim; and (ii) any Claim arising out of or related to the rejection of Old Warrants.

1.104 "Subordinated Debt"

means: (a) 5 Year Subordinated Capital Investment Certificates issued under the Indenture dated November 8, 1984, as amended by Amendment No. 1 dated January 3, 1985, as further amended by Amendment No. 2 dated December 3, 1991, with an original authorized principal amount of $500,000,000.00; (b) 10 Year Subordinated Capital Investment Certificates issued under the Indenture dated November 8, 1984, as amended by Amendment No. 1 dated January 3, 1985, as further amended by Amendment No. 2 dated December 3, 1991, with an original authorized principal amount of $500,000,000.00; (c) 20 Year Subordinated Capital Investment Certificates issued under the Indenture dated November 8, 1984, as amended by Amendment No. 1 dated January 3, 1985, as further amended by Amendment No. 2 dated December 3, 1991, with an original authorized principal amount of $500,000,000.00; (d) 10 Year Subordinated Monthly Income Capital Investment Certificates issued under the Indenture dated November 8, 1984, as amended by Amendment No. 1 dated January 3, 1985, as further amended by Amendment No. 2 dated December 3, 1991, with an original authorized principal amount of $500,000,000.00; (e) 10 Year Subordinated Individual Retirement Account Certificates issued under the Indenture dated November 8, 1984, as amended by Amendment No. 1 dated January 3, 1985, as further amended by Amendment No. 2 dated December 3, 1991, with an original authorized principal amount of $500,000,000.00; (f) 5 Year Subordinated Monthly Income Capital Investment Certificates issued under the Indenture dated November 11, 1985, with an original authorized principal amount of $500,000,000.00; and (g) Series A through Series H Subordinated Debenture Bonds issued under a Subordinated Indenture dated December 4, 1997, with an unlimited authorized aggregate principal amount.

1.105 "Subordinated Debt Claim"

means a Claim arising out of or related to Subordinated Debt.

1.106 "Subsidiaries"

mean, collectively, the Subsidiary Debtors and the Non-Debtor Subsidiaries.

1.107 "Subsidiary Debtors"

means, collectively, Farmland Foods, Inc., Farmland Transportation, Inc., SFA, Inc. and Farmland Pipeline Company.

1.108 "Subsidiary Interests"

means, collectively, the issued and outstanding shares of common stock of the Subsidiary Debtors directly or indirectly owned by Industries, as of the Petition Date.

1.109 "Substantial Contribution Claim"

means a claim for compensation or reimbursement of expenses incurred in making a substantial contribution in the Chapter 11 Case pursuant to section 503(b)(3),(4), or (5) of the Bankruptcy Code.

1.110 "Transportation"

means Farmland Transportation, Inc.

1.111 "Trust Indentures"

means: (a) Indenture dated November 20, 1981, as amended January 4, 1982, providing for the issuance of demand loan certificates; (b) Indenture dated November 8, 1984, as amended by Amendment No. 1 dated January 3, 1985, as further amended by Amendment No. 2 dated December 3, 1991, providing for the issuance of 5 Year Subordinated Capital Investment Certificates; (c) Indenture dated November 8, 1984, as amended by Amendment No. 1 dated January 3, 1985, as further amended by Amendment No. 2 dated December 3, 1991, providing for the issuance of 10 Year Subordinated Capital Investment Certificates; (d) Indenture dated November 8, 1984, as amended by Amendment No. 1 dated January 3, 1985, as further amended by Amendment No. 2 dated December 3, 1991, providing for the issuance of 20 Year Subordinated Monthly Income Capital Investment Certificates; (e) Indenture dated November 8, 1984, as amended by Amendment No. 1 dated January 3, 1985, as further amended by Amendment No. 2 dated December 3, 1991, providing for the issuance of 10 Year Subordinated Monthly Income Capital Investment Certificates; (f) Indenture dated November 8, 1984, as amended by Amendment No. 1 dated January 3, 1985, as further amended by Amendment No. 2 dated December 3, 1991, providing for the issuance of 10 Year Subordinated Individual Retirement Account Certificates; (g) Indenture dated November 11, 1985, providing for the issuance of 5 Year Subordinated Monthly Income Capital Investment Certificates; (h) Indenture dated December 4, 1997, providing for the issuance of unsubordinated debt securities, including demand loan certificates; and (i) Subordinated Indenture dated December 4, 1997, providing for the issuance of subordinated debt securities in series.

1.112 "Unimpaired"

means, when used with reference to a Claim or Interest, a Claim or Interest that is not Impaired.

1.113 "Voting Record Date"

means the voting record date for voting to accept or reject this Plan, as determined by the Bankruptcy Court.

C. Rules of Interpretation

For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

D. Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Fed. R. Bankr. P. 9006(a) shall apply.

E. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified, and the respective treatment of such unclassified claims is set forth in Section 3.1 of the Plan.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class. A Claim or Interest may be and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

2.1 Class 1 (Other Priority Claims)

Class 1 consists of all Other Priority Claims.

2.2 Class 2 (Secured Lender Claims)

Class 2 consists of all Secured Lender Claims.

2.3 Class 3 (Other Secured Claims)

Class 3 consists of all Other Secured Claims

2.4 Class 4 (Demand Certificate Claims)

Class 4 consists of all Demand Certificate Claims.

2.5 Class 5 (Subordinated Debt Claims)

Class 5 consists of all Subordinated Debt Claims.

2.6 Class 6 (Reserved)

2.7 Class 7 (Convenience Claims against Industries)

Class 7 consists of all Convenience Claims against Industries.

2.8 Class 8 (General Unsecured Claims against Industries)

Class 8 consists of all General Unsecured Claims against Industries.

2.9 Class 9 (Old Securities of Industries)

Class 9 consists of all Old Securities of Industries.

2.10 Class 10 (General Unsecured Claims against Foods)

Class 10 consists of all General Unsecured Claims against Foods.

2.11 Class 11 (Old Securities of Foods)

Class 11 consists of all Old Securities of Foods.

2.12 Class 12 (General Unsecured Claims against Transportation)

Class 12 consists of all General Unsecured Claims against Transportation.

2.13 Class 13 (Old Securities of Transportation)

Class 13 consists of all Old Securities of Transportation.

2.14 Class 14 (General Unsecured Claims against SFA)

Class 14 consists of all General Unsecured Claims against SFA.

2.15 Class 15 (Old Securities of SFA)

Class 15 consists of all Old Securities of SFA.

2.16 Class 16 (General Unsecured Claims against Pipeline)

Class 16 consists of all General Unsecured Claims against Pipeline.

2.17 Class 17 (Old Securities of Pipeline)

Class 17 consists of all Old Securities of Pipeline.

2.18 Class 18 (Intercompany Claims)

Class 18 consists of all Intercompany Claims.

2.19 Class 19 (Subordinated Claims)

Class 19 consists of all Subordinated Claims.

ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS

3.1 Unclassified Claims

(a) Administrative Claims

Except as otherwise provided for herein, and subject to the requirements of Sections 11.1-11.3 of this Plan, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor or Reorganized Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim (x) Cash equal to the unpaid portion of such Allowed Administrative Claim or (y) such other treatment as to which the applicable Debtor or Reorganized Debtor, and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

(b) Priority Tax Claims

Each holder of an Allowed Priority Tax Claim, at the sole option of the Debtors or Reorganized Debtors, shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (i) equal Cash payments made on the last Business Day of every three (3) month period following the Effective Date, over a period not to exceed six (6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date or (ii) such other treatment agreed to by the Allowed Priority Tax Claim holder and the Debtors or the Reorganized Debtors. Notwithstanding the foregoing, in the event of a Section 363 Scenario, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim (x) Cash equal to the unpaid portion of such Allowed Priority Tax Claim or (y) such other treatment as to which a Debtor or Reorganized Debtor and such holder shall have agreed upon in writing, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date a Claim becomes an Allowed Priority Tax Claim, or (iii) the date such Priority Tax Claim becomes payable pursuant to any agreement between a Debtor or Reorganized Debtor and the holder of such Priority Tax Claim.

(c) DIP Loan Claims

The DIP Loan Claims shall be paid in full on the Effective Date according to the terms of the DIP Credit Agreement. Notwithstanding anything in the Plan to the contrary, the DIP Loan Claims shall have the superpriority status set forth in the orders authorizing and evidencing the DIP Loan Claims.

3.2 Class 1 (Other Priority Claims)

On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Claim becomes an Allowed Class 1 Claim, or (iii) the date such Class 1 Claim becomes payable pursuant to any agreement between a Debtor or Reorganized Debtor and the holder of such Class 1 Claim, each holder of an Allowed Class 1 Claim shall receive, in full satisfaction, settlement release, and discharge of and in exchange for such Allowed Class 1 Claim (x) Cash equal to the unpaid portion of such Allowed Class 1 Claim or (y) such other treatment as to which a Debtor or Reorganized Debtor and such holder shall have agreed upon in writing. The legal, equitable and contractual rights of the holders of Allowed Class 1 Claims are Unimpaired by the Plan.

3.3 Class 2 (Secured Lender Claims)

On the Effective Date, the Allowed Secured Lender Claims shall be satisfied and paid in full in the amount of said Claims then outstanding. In accordance with Section 5.14, net cash proceeds from Section 363 asset sales, including Non-Core Assets sales and other sales, prior to the Confirmation Date shall be remitted for application against the Secured Lender Claims. The Secured Lender Claims, if any, outstanding on the Effective Date shall be paid in full in Cash from proceeds of the Exit Financing or net cash proceeds from asset sales that occur after the Confirmation Date and prior to the Effective Date. Nothing in the Plan shall alter or affect any intermediate payments made by the Debtors to the Secured Lenders prior to the Effective Date. Class 2 is Unimpaired by the Plan.

3.4 Class 3 (Other Secured Claims)

On the Effective Date, the legal, equitable and contractual rights of holders of Allowed Class 3 Claims shall be Reinstated, subject to the provisions of Article VIII of this Plan. The Debtors’ failure to object to any such Class 3 Claims in the Chapter 11 Cases shall be without prejudice to the Debtors’ or the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Claim. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition Liens on property of any Debtor held by or on behalf of Class 3 Claim holders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claim holders until, as to each such Claim holder, the Allowed Claims of such Class 3 Claim holder are paid in full, subject to the provisions of Article VIII of this Plan. Nothing in this Section 3.4 or elsewhere in this Plan shall preclude the Debtors or Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of such Collateral. The legal, equitable and contractual rights of the holders of Allowed Class 3 Claims are Unimpaired by the Plan.

3.5 Class 4 (Demand Certificate Claims)

On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Class 4 Claim, shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 4 Claim, its Pro Rata share of the Class 4 Distribution Pool. Class 4 is Impaired by the Plan.

3.6 Class 5 (Subordinated Debt Claims)

Subject to resolution of Bankruptcy Code section 510(a) priority issues, on or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Class 5 Claim, shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 5 Claim, its Pro Rata share of the Class 5 Distribution Pool. Class 5 is Impaired by the Plan./

3.7 Class 6 (Reserved)

3.8 Class 7 (Convenience Claims against Industries)

On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Class 7 Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 7 Claim, Cash equal to the amount of such Allowed Claim. Class 7 is Unimpaired by the Plan.

3.9 Class 8 (General Unsecured Claims against Industries)

On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Class 8 Claim, shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 8 Claim, its Pro Rata share of the Class 8 Distribution Pool. Class 8 is Impaired by the Plan.

3.10 Class 9 (Old Securities of Industries)

The holders of Old Securities of Industries shall [receive or retain] property under the Plan on account of such Old Securities to the extent that will be negotiated. /

3.11 Class 10 (General Unsecured Claims against Foods)

The legal, equitable and contractual rights of the holders of Allowed Class 10 Claims are Unimpaired by the Plan and all such Claims shall be paid in full on the Effective Date.

3.12 Class 11 (Old Securities of Foods)

The legal, equitable and contractual rights of the holders of Old Securities of Foods are Unimpaired by the Plan and all such Old Securities shall be Reinstated on the Effective Date.

2/ normal">Section 510(a) priority issues among the various Subordinated Debt issues will be determined by the Bankruptcy Court in conjunction with a declaratory judgment adversary proceeding with respect to those priority issues.	3/ normal">This treatment may be revised, prior to the Disclosure Statement hearing, based upon (i) possible financial and economic benefits for Reorganized Industries, and (ii) final reorganization value of Reorganized Industries.

3.13 Class 12 (General Unsecured Claims against Transportation)

The legal, equitable and contractual rights of the holders of Allowed Class 12 Claims are Unimpaired by the Plan and all such Claims shall be paid in full on the Effective Date.

3.14 Class 13 (Old Securities of Transportation)

The legal, equitable and contractual rights of the holders of Old Securities of Transportation are Unimpaired by the Plan and all such Old Securities shall be Reinstated on the Effective Date.

3.15 Class 14 (General Unsecured Claims against SFA)

The legal, equitable and contractual rights of the holders of Allowed Class 14 Claims are Unimpaired by the Plan and all such Claims shall be paid in full on the Effective Date.

3.16 Class 15 (Old Securities of SFA)

The legal, equitable and contractual rights of the holders of Old Securities of SFA are Unimpaired by the Plan and all such Old Securities shall be Reinstated on the Effective Date.

3.17 Class 16 (General Unsecured Claims against Pipeline)

The legal, equitable and contractual rights of the holders of Allowed Class 16 Claims are Unimpaired by the Plan and all such Claims shall be paid in full on the Effective Date.

3.18 Class 17 (Old Securities of Pipeline)

The legal, equitable and contractual rights of the holders of Old Securities of Pipeline are Unimpaired by the Plan and all such Old Securities shall be Reinstated on the Effective Date.

3.19 Class 18 (Intercompany Claims)

The Intercompany Claims shall be paid in full or Reinstated on the Effective Date.

3.20 Class 19 (Subordinated Claims)

The holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Subordinated Claims. Class 19 is Impaired by the Plan.

3.21 Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors’ or Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

ARTICLE IV
ACCEPTANCE OR REJECTION OF THE PLAN

4.1 Impaired Classes of Claims and Interests Entitled to Vote.

Subject to Section 4.4 of the Plan, Claim and Interest holders in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan.

4.2 Acceptance by an Impaired Class.

In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

4.3 Presumed Acceptances by Unimpaired Classes.

Classes 1, 2, 3, 7, 10, 11, 12, 13, 14, 15, 16, 17 and [18] are Unimpaired by the Plan. Under section 1126(f) of the Bankruptcy Code, such Claim and Interest holders are conclusively presumed to accept the Plan, and the votes of such Claim and Interest holders will not be solicited.

4.4 Classes Deemed to Reject Plan.

Holders of Claims and Interests in Classes [18] and 19 are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, holders of Claims and Interests in Classes [18] and 19 are deemed to reject the Plan, and the votes of such Claim and Interest holders will not be solicited.

4.5 Summary of Classes Voting on the Plan.

As a result of the provisions of Sections 4.1, 4.3 and 4.4 of the Plan, the votes of holders of Claims in Classes 4, 5, and 8 will be solicited with respect to the Plan.

4.6 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.

To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

ARTICLE V
MEANS FOR IMPLEMENTATION OF THE PLAN

5.1 Continued Corporate Existence

Subject to the Restructuring Transactions detailed in Section 5.4 of the Plan, the Reorganized Debtors shall continue to exist after the Effective Date as separate corporate entities, in accordance with the applicable law in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are amended by this Plan.

5.2 Old Securities of Industries

On the Effective Date, except as otherwise provided for herein, (a) the Old Securities of Industries shall be treated in accordance with Section 3.10, and (b) the obligations of the Debtors under any agreements, indentures or certificates of designations governing the Old Securities of Industries shall be treated in accordance with Section 3.10.

5.3 Certificates of Incorporation and By-laws

The certificate or articles of incorporation and by-laws of each Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, (a) pursuant to section 1123(a)6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and (b) authorize the issuance of the New Securities in amounts not less than the amounts necessary to permit distributions thereof required or contemplated by the Plan. The amended Certificate of Incorporation and Bylaws of Reorganized Industries shall be in substantially the form of Plan Exhibits A and B to be filed with the Bankruptcy Court prior to the Disclosure Statement hearing.

5.4 Restructuring Transactions

(a) On the Effective Date, the Debtors shall take all actions necessary to effectuate the terms of each of the Restructuring Transactions (or the Section 363 Scenario, as the case may be), including those set forth in this Article V.

(b) On or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors and the Non-Debtor Subsidiaries, or to reincorporate certain of the Reorganized Debtors or Non-Debtor Subsidiaries under the laws of jurisdictions other than the laws of which the applicable Reorganized Debtors or Non-Debtor Subsidiaries are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations..

5.5 Issuance of New Securities

On the Effective Date, Reorganized Industries shall issue for distribution in accordance with the terms of the Plan: (a) to be negotiated shares of New Common Shares to the holders of Allowed Claims in Classes 4, 5 and 8; and (b) in principal amount to be negotiated of New Debt Securities to holders of Allowed Claims in Classes 4, 5 and 8. The issuance of all of the New Securities, and the distribution thereof, shall be exempt from registration under applicable securities laws pursuant to section 1145 of the Bankruptcy Code.

5.6 Compensation And Benefit Programs

(a) Except and to the extent previously assumed or rejected by an order of the Bankruptcy Court on or before the Confirmation Date, all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under Section 6.1 of this Plan.

(b) On or about the Effective Date, management and the designated employees of Reorganized Industries and other Reorganized Debtors shall receive the contractual employment arrangements set forth in the Management Plan. The Management Plan shall be substantially in the form of the Plan Exhibit C to be filed with the Bankruptcy Court prior to the Disclosure Statement hearing.

5.7 Directors And Officers of Reorganized Debtors

(a) Appointment. Except as otherwise designated to the Bankruptcy Court pursuant to Section 1129(a)5 of the Bankruptcy Code prior to the Confirmation Hearing, the senior officers of Industries immediately prior to the Effective Date shall serve initially in the same capacities after the Effective Date for Reorganized Industries. The initial board of directors of Reorganized Industries shall consist of twelve directors. Each of the Bankruptcy Committees shall propose four directors and the Debtor Industries shall propose four directors. All of the selected directors shall be reasonably acceptable to the Bankruptcy Committees and the Debtor Industries.

(b) Terms. Reorganized Industries board members shall serve for an initial two year term commencing on the Effective Date as determined by the Debtors. If agreed upon by the Debtors and the Bankruptcy Committees, the terms for board members may be staggered.

(c) Vacancies. Until the first annual meeting of shareholders of Reorganized Industries after the Effective Date, any vacancy in the directorship shall be filled by a Person designated by such director (or the entity that originally designated such director) as a replacement to serve out the remainder of the applicable term.

5.8 Reverting Of Assets; Releases of Liens

The property of each Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date, subject to the Restructuring Transactions. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Claims, Interests and Liens, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for reasonable professional fees and expenses.

5.9 Preservation Of Rights Of Action.

Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Litigation Claims that the Debtors, the Reorganized Debtors or the Estates may hold against any Person or entity. Each Reorganized Debtor (or its successors) may pursue such retained Litigation Claims as appropriate, in accordance with the best interests of the Reorganized Debtor (or its successors) who hold such rights. Schedule 5.9 to the Plan contains a nonexclusive list of claims or causes of actions that the Debtors hold or may hold either in pending or potential litigation. The Debtors reserve their right, prior to the Confirmation Hearing, to modify Schedule 5.9 to add or delete parties or causes of action, but disclaim any obligation to do so.

5.10 Effectuating Documents; Further Transactions

The Chief Executive Officer, chief financial officer, or any other appropriate officer of Industries or any applicable Debtor, as the case may be, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of Industries or any applicable Debtor, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

5.11 Exemption From Certain Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan in the United States shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

5.12 Releases and Related Matters

(a) Releases by Debtors

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganized Debtors, the Non-Debtor Subsidiaries, the Chapter 11 Case or the Plan (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Non-Debtor Subsidiaries, the Chapter 11 Case or the Plan, and that may be asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the Debtors’ and the Non-Debtor Subsidiaries’ present and [former] directors, officers, employees, agents and [professionals] as of the Petition Date or thereafter, (ii) the Bankruptcy Committees and their members, agents and professionals, and (iii) the Lenders, the agents under the Pre-Petition Credit Agreement, and their respective agents and professionals.

(b) Injunction Related to Releases

As further provided in Article XI of this Plan, the Confirmation Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the Plan.

5.13 Exit Financing

On the Effective Date, Reorganized Industries and certain of the Subsidiaries shall enter into all necessary and appropriate documentation to obtain the Exit Financing, on substantially the terms and conditions set forth in the Plan Exhibit D to be filed with the Bankruptcy Court prior to the Disclosure Statement hearing, in order to repay any then outstanding DIP Loan Claims and Secured Lender Claims, not otherwise paid previously through intermediate asset sales, and provide additional working capital to Reorganized Industries and certain of the Subsidiaries.

5.14 Section 363 Asset Sales Prior to Confirmation

Prior to the Confirmation Date, the Debtors shall have completed sales of the Non-Core Assets on such terms and conditions as shall be authorized and approved by the Bankruptcy Court. The net cash proceeds from those sales shall be remitted, pursuant to separate orders of the Bankruptcy Court, in accordance with the DIP Credit Agreement and the Pre-Petition Credit Agreement, respectively. In addition and prior to the Disclosure Statement hearing, the Debtors shall have actively commenced and completed a comprehensive marketing process for their remaining assets, and any net sales proceeds received from those sales shall be remitted, pursuant to separate orders of the Bankruptcy Court, in accordance with the DIP Credit Agreement and the Pre-Petition Credit Agreement, respectively.

5.15 Implementation of the Plan in the Event of a Section 363 Scenario

In the event of a Section 363 Scenario, Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11 and 5.13 of the Plan shall not apply.

ARTICLE VI
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1 Assumed Executory Contracts And Unexpired Leases

On the Effective Date, the Reorganized Debtors shall be deemed to have assumed each executory contract and unexpired lease listed on Schedule 6.1 attached hereto, which Schedule 6.1 will be bifurcated into insider and non-insider executory contracts and unexpired leases, provided, however, that the Debtors reserve their right, at any time prior to the Confirmation Date, to amend Schedule 6.1 to delete an unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, to the extent that an executory contract or unexpired lease is not listed on either Schedule 6.1 or Schedule 6.3 hereto or has previously been assumed or rejected during the administration of the Estates, such executory contract or unexpired lease shall be deemed rejected as if such executory contract or lease had been included on Schedule 6.3 hereto. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

6.2 Payments Related To Assumption Of Executory Contracts and Unexpired Leases

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or the assignee of such Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided that if there is a dispute as to the amount of Cure or any requirement for adequate assurance of future performance that cannot be resolved consensually among the parties, the Debtors shall have the right to reject the contract or lease for a period of five (5) days after entry of a Final Order establishing a Cure amount in excess of that provided by the Debtors or any requirement for adequate assurance of future performance that is not acceptable to the Debtors. The Confirmation Order shall contain provisions providing for notices of proposed assumptions and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto (which shall provide not less than twenty (20) days notice of such procedures and any deadlines pursuant thereto) and resolution of disputes by the Bankruptcy Court.

6.3 Rejected Executory Contracts and Unexpired Leases

On the Effective Date, each executory contract and unexpired lease listed on Schedule 6.3 to this Plan shall be rejected pursuant to section 365 of the Bankruptcy Code. Each contract or lease listed on Schedule 6.3 hereto shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease; provided, however, that the Debtors reserve their right, at any time prior to the Confirmation Date, to amend Schedule 6.3 hereto to delete an unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, to the extent that an executory contract or unexpired lease is not listed on either Schedule 6.1 or Schedule 6.3 hereto or has not previously been assumed or rejected during the administration of the Estates, such executory contract or unexpired lease shall be deemed rejected as if such executory contract or lease had been included on Schedule 6.3. Listing a contract or lease on Schedule 6.1 or 6.3 hereto shall not constitute an admission by any Debtor or Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that any Debtor or Reorganized Debtor has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as applicable, as of the Effective Date.

6.4 Rejection Damages Bar Date

If the rejection by a Debtor or Reorganized Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors, and counsel to the Bankruptcy Committees, within thirty days after service of the earlier of (a) notice of the Confirmation Order, or (b) other notice that the executory contract or unexpired lease has been rejected.

ARTICLE VII
PROVISIONS GOVERNING DISTRIBUTIONS

7.1 Distributions For Claims Or Interests Allowed As Of The Effective Date

Except as otherwise provided herein or as ordered by the Bankruptcy Court, and subject to the provisions of Section 8.3 and 8.4 of this Plan, all distributions to holders of Allowed Claims and Allowed Interests as of the Effective Date shall be made on the Distribution Date; provided, however, that no distribution shall be made on behalf of any Claim which may be subject to disallowance under section 502(d) of the Bankruptcy Code. Distributions on account of Claims and Interests that first become Allowed Claims or Allowed Interests after the Effective Date shall be made pursuant to Section 8.4 of this Plan. Notwithstanding the date on which any distribution of New Securities is actually made to a holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of the distribution of such securities such holder shall be deemed to have the rights of a holder as of the Effective Date.

7.2 Interest On Claims

Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable law, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim. This provision shall not apply to Allowed Secured Lender Claims and DIP Loan Claims.

7.3 Distributions by Disbursing Agent

(a) Except as set forth in Section 7.3(c) of this Plan, the Disbursing Agent shall make all distributions required under this Plan.

(b) If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

(c) Distributions to holders of Allowed Claims in Classes 4 and 5 shall be made by the respective Indenture Trustees. In full satisfaction of the Claims of the Indenture Trustees for services under the Trust Indentures, including Claims secured by the Indenture Trustees’ charging liens under the Trust Indentures, the Indenture Trustees will receive Cash equal to the amount of the Indenture Trustees’ reasonable fees and expenses. Distributions to be made to holders of Claims shall not be reduced on account of the payment to the Indenture Trustee fees and expenses. On or as soon as practicable after the Effective Date and without further application to the Bankruptcy Court or amendment to its proof of Claim, Reorganized Industries will pay to each Indenture Trustee, in full satisfaction of such Indenture Trustee’s reasonable fees and expenses, Cash in an amount equal to the amount of such fees and expenses of the Indenture Trustee. Any disputes as to the reasonableness of such fees and expenses shall be resolved by the Bankruptcy Court. Upon full satisfaction of the Indenture Trustees’ fees and expenses, the Indenture Trustees’ charging liens shall be released.

7.4 (Reserved)

7.5 Means Of Cash Payment

Cash payments made pursuant to this Plan shall be in U.S. funds by check or wire transfer.

7.6 Calculation Of Distribution Amounts Of New Securities

No fractional shares of New Common Shares or fractional New Debt Securities shall be issued or distributed under the Plan or by Reorganized Industries or the Disbursing Agent. Each Person entitled to receive New Common Shares or New Debt Securities will receive the total number of whole shares of New Common Shares and New Debt Securities to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Shares or fractional New Debt Securities, the actual distribution of shares or debt securities shall be rounded to the next higher or lower whole number as follows: (a) fractions one-half or greater shall be rounded to the next higher whole number, and (b) fractions of less than one-half shall be rounded to the next lower whole number. No consideration shall be provided in lieu of fractional shares or debt securities that are rounded down.

7.7 Delivery Of Distributions

Distributions to holders of Allowed Claims and Allowed Interests shall be made by the Disbursing Agent or Indenture Trustees, as applicable, (a) at the addresses set forth on the proofs of Claim or Interest filed by such holders (or at the last known addresses of such holders if no proof of Claim or Interest is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim or Interest, (c) at the addresses reflected in the Schedules if no proof of Claim or Interest has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of the holder of an Allowed Claim in Classes 4 or 5, at the addresses contained in the official records of the applicable Indenture Trustee, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors. If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made by the Disbursing Agent, shall be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions made by the Disbursing Agent must be made on or before the first (1st) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claims of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtors, Reorganized Debtors, Disbursing Agent or the Indenture Trustee to attempt to locate any holder of an Allowed Claim.

7.8 Surrender of Securities and Instruments

(a) As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest, each holder of a Demand Certificate, Subordinated Debt or Old Security of Industries shall tender the applicable instruments, securities or other documentation evidencing such Claim or Interest to the Disbursing Agent or Indenture Trustee, as applicable, in accordance with written instructions to be provided to such holders by the Disbursing Agent or Indenture Trustee as promptly as practicable following the Effective Date. All surrendered instruments, securities and documentation relating to the Demand Certificates, the Subordinated Debt or the Old Securities of Industries shall be marked as cancelled. Any holder of a Demand Certificate, Subordinated Debt or Old Security of Industries that fails to surrender or is deemed to have failed to surrender the applicable instruments, securities and documentation required to be tendered hereunder within one year after the Effective Date shall have its Claim or Interest and its distribution pursuant to the Plan on account of such Claim or Interest discharged and shall be forever barred from asserting such Claim or Interest against the Reorganized Debtors or their property. Any New Securities to be distributed pursuant to the Plan on account of such Claim or Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 7.7 of the Plan.

(b) In addition to any requirements under the applicable certificate or articles of incorporation or by-laws of the applicable Debtor, any holder of a Demand Certificate, Subordinated Debt or Old Security of Industries that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such instrument, security or documentation deliver to the Disbursing Agent or Indenture Trustee, as applicable, (i) evidence satisfactory to the Disbursing Agent or Indenture Trustee of the loss, theft, mutilation or destruction; and (ii) such indemnity as may be required by the Disbursing Agent or Indenture Trustee to hold the Disbursing Agent or Indenture Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a holder of a Demand Certificate, Subordinated Debt or Old Security of Industries that has been lost, stolen, mutilated or destroyed. Upon compliance with this Section 7.8(b) by a holder of a Claim or Interest evidenced by a Demand Certificate, Subordinated Debt or Old Security of Industries, such holder shall, for all purposes under the Plan, be deemed to have surrendered its Demand Certificate, Subordinated Debt or Old Security of Industries.

7.9 Withholding And Reporting Requirements

In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan: (a) each holder of an Allowed Claim that is to receive a distribution of New Securities pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any New Securities to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 7.7 of this Plan.

7.10 Setoffs

The Reorganized Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or Reorganized Debtors may have against such holder.

ARTICLE VIII
PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND
UNLIQUIDATED CLAIMS AND DISTRIBUTIONS WITH RESPECT THERETO

8.1 Prosecution Of Objections to Claims

(a) Objections to Claims

All objections to Claims and Interests must be filed and served on the holders of such Claims and Interests by the Objection Deadline. If an objection has not been filed to a proof of Claim or Interest or a scheduled Claim or Interest by the Objection Deadline, the Claim or Interest to which the proof of Claim or Interest or scheduled Claim or Interest relates will be treated as an Allowed Claim or Allowed Interest if such Claim or Interest has not been allowed earlier.

(b) Authority to Prosecute Objections

After the Confirmation Date, only the Reorganized Debtors will have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims or Interests, including Claims for reclamation under section 546(c) of the Bankruptcy Code. Except as provided below, from and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court.

8.2 Treatment of Disputed Claims

Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or Disputed Interest, or, if less than the entire Claim or Interest is a Disputed Claim or Disputed Interest, the portion of a Claim or Interest that is Disputed, until such Claim or Interest becomes an Allowed Claim or Allowed Interest.

8.3 Disputed Claims Reserves

Prior to making any distributions of the New Common Shares or the New Debt Securities to holders of Allowed Claims in Classes 4, 5, 6 or 8, the Disbursing Agent shall establish appropriate reserves for Disputed Claims and Disputed Interests in such Classes, respectively, to withhold from any such distributions 100% of distributions to which holders of Disputed Claims and Disputed Interests in such Classes would be entitled under the Plan as of such date if such Disputed Claims or Disputed Interests were Allowed Claims or Allowed Interests in their Disputed Claim Amount or Disputed Interest Amount. The Disbursing Agent shall also establish appropriate reserves for Disputed Claims in other Classes, as it determines necessary and appropriate.

8.4 Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

On each Quarterly Distribution Date, the Reorganized Debtors will make distributions from the Disputed Claims and Disputed Interests reserves (a) on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter and (b) on account of previously Allowed Claims or Allowed Interests, of property that would have been distributed to such Claim or Interest holders on the dates distributions previously were made to holders of Allowed Claims and Allowed Interests had the Disputed Claims and Disputed Interests that have become Allowed Claims and Allowed Interests been Allowed on such dates. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of such Claims and Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed, the amount of any dividends or other distributions, if any, received on account of the shares of New Common Shares or New Debt Securities between the Effective Date and the date such shares or debt securities are distributed to such Claim or Interest holder.

ARTICLE IX
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

9.1 Conditions To Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with this Section:

(a) The Confirmation Order shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and the Bankruptcy Committees and shall:

(i) provide that the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan or the Restructuring Transactions;

(ii) authorize the issuance of the New Securities; and

(iii) provide that the New Securities issued under the Plan in exchange for Claims against the Debtors are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that holders of the New Securities are "issuers" or "underwriters," as those terms are defined in section 1145 of the Bankruptcy Code.

(b) The Debtors shall have contemporaneously entered into final documentation of the Exit Financing in form and substance reasonably satisfactory to the Debtors and the Bankruptcy Committees.

(c) All Plan Exhibits shall be in form and substance reasonably acceptable to the Debtors and the Bankruptcy Committees and shall have been executed and delivered.

(d) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

(e) The Debtors shall have paid the then outstanding balances of the Secured Lender Claims and the DIP Loan Claims in full.

9.2 Waiver of Conditions

The requirement that the Confirmation Order must be a Final Order may be waived by the Debtors, with the consent of the Bankruptcy Committees, which consent shall not be unreasonably withheld.

9.3 Notice of Effective Date

The Reorganized Debtors shall file and serve an appropriate notice of the Effective Date within seven Business Days of the Effective Date.

ARTICLE X
RETENTION OF JURISDICTION

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest not otherwise allowed under the Plan, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c) Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

(d) Effectuate performance of and payments under the provisions of the Plan;

(e) Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case;

(f) Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(g) Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

(h) Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(j) Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(k) Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(l) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

(m) Except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

(n) Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

(p) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

(q) Enter a final decree closing the Chapter 11 Case.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1 Professional Fee Claims

All final requests for compensation or reimbursement for Professionals pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered prior to the Effective Date and Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code must be filed and served on the Reorganized Debtors and their counsel no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

11.2 Administrative Claims Bar Date

All requests for payment of an Administrative Claim (other than as set forth in Sections 3.1 and 11.1 of this Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors and counsel for each Bankruptcy Committee no later than thirty (30) days after the Effective Date. Unless the Debtors or Reorganized Debtors object to an Administrative Claim within forty-five (45) Business Days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

11.3 Payment Of Statutory Fees

All fees payable pursuant to section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation shall be paid on or before the Effective Date.

11.4 Modifications and Amendments

(a) The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan at any time prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors (subject to consent of the Bankruptcy Committees and the administrative agent under the Pre-Petition Credit Agreement, which consent shall not be unreasonably withheld) may amend or modify this Plan, in accordance with Section 1127 of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A holder of an Allowed Claim or Allowed Interest that is deemed to have accepted this Plan shall be deemed to have accepted this Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim or Interest of such holder. In addition, the Plan shall be deemed automatically amended and modified to the extent determined necessary by the Bankruptcy Court to comply with the DIP Credit Agreement, including Sections 8.6(f) and 8.13.

(b) In the event that any Impaired Class shall not accept the Plan, at the written election of the Debtors filed with the Bankruptcy Court with respect to any one or more of said nonaccepting Classes and any Classes junior to such nonaccepting Classes, the Plan shall be modified and amended automatically and without further notice to provide such treatment, as determined necessary by the Bankruptcy Court, sufficient to assure that the Plan does not discriminate unfairly, and is fair and equitable, with respect to the Classes rejecting the Plan, and, in particular, the treatment necessary to meet the requirements of Sections 1129(a) and (b) of the Bankruptcy Code with respect to (i) the rejecting Classes and (ii) any other Classes adversely affected by such modifications. In particular, the treatment of any nonaccepting Classes or adversely affected Classes shall be modified and amended from that set forth in Article III, even if less favorable, to the minimum treatment necessary to meet the requirements of Sections 1129(a) and (b) of the Bankruptcy Code.

11.5 Severability Of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of any Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

11.6 Successors And Assigns

The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

11.7 Compromises and Settlements

Pursuant to Fed. R. Bankr. P. 9019(a), the Debtors may compromise and settle various Claims against them and/or claims that they may have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date.

11.8 (Reserved)

11.9 Discharge Of The Debtors

(a) Except as otherwise provided herein or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and termination of all Interests. Except as otherwise provided in the Confirmation Order or the Plan, Confirmation shall, as of the Effective Date, (i) discharge and release the Debtors under section 1141 of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan, and (ii) terminate all Old Securities of Industries.

(b) As of the Effective Date, except as provided in the Plan or the Confirmation Order, all entities shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, liabilities or equity interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Old Securities of Industries, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

(c) In the event of a Section 363 Scenario, the Confirmation Order shall not discharge any Debtor from any debt or liability that arose before Confirmation and Section 11.9(a) and (b) of the Plan shall not apply.

11.10 Injunction

(a) Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, Reorganized Debtors or their property on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

(b) As of the Effective Date, all entities that have held, currently hold or may hold a Claim, demand, debt, right, cause of action or liability that is released pursuant to Section 5.12 or 11.11 of this Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance: (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

(c) In the event of a Section 363 Scenario, (i) Section 11.10(a) and (b) of the Plan shall not apply, and (ii) unless expressly modified or lifted by the Bankruptcy Court, all injunctions or stays provided for in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until 30 days after the Final Distribution Date.

(d) Section 11.10 shall not alter or affect the rights and remedies set forth in the DIP Credit Agreement.

11.11 Exculpation And Limitation Of Liability

(a) Subject to limitations required by applicable ethical rules and standards of conduct, and except as limited in Section 11.11(b) below, none of the Debtors, the Reorganized Debtors, the Bankruptcy Committees, the Indenture Trustees, or the Lenders, nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission from and after the Petition Date in connection with, relating to, or arising out of, the Chapter 11 Case, the commencement of the Chapter 11 Case, the administration of the Chapter 11 Case, the pursuit of and the approval of the sales of the Debtors’ assets (and the related asset purchase agreement), the formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(b) The exculpatory provisions contained in Section 11.11(a) of this Plan (i) shall not limit the claims and rights, if any, of the United States, and (ii) shall apply to any person or entity who was not the beneficiary of a post-petition indemnification obligation of the Debtors only to the extent provided in Section 11.11(c).

(c) Any Claims that would otherwise be subject to the exculpatory provisions contained in Section 11.11(a) but for the provisions of Section 11.11(b)(ii) may only be asserted in the Bankruptcy Court and only if filed on or before sixty days after the Effective Date. In the event that any such Claims are not filed timely in the Bankruptcy Court, the exemption contained in Section 11.11(b)(ii) shall be terminated with respect to such claims, and such claims shall be deemed subject to the exculpatory provisions contained in Section 11.11(a).

(d) Any non-exculpated Claims against the parties set forth in Section 11.11(a) arising from or related to the matters set forth in Section 11.11(a) may only be asserted and filed in the Bankruptcy Court.

11.12 Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all other parties-in-interest in this Chapter 11 Case.

11.13 Revocation, Withdrawal, Or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date and to file subsequent plans of reorganization; provided, however, that any revocation or withdrawal of the Plan after the Confirmation Date shall be with the consent of the Bankruptcy Committees and the administrative agent under the Pre-Petition Credit Agreement, which consent shall not be unreasonably withheld. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (x) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (y) prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving a Debtor, or (z) constitute an admission of any sort by any Debtor or any other Person.

11.14 Plan Exhibits

Any and all Plan Exhibits, or other lists or schedules not filed with the Plan, shall be filed with the Clerk of the Bankruptcy Court at least five (5) Business Days prior to the date of the commencement of the Confirmation Hearing and shall be actually provided to all parties identified in Section 11.15 at the addresses provided in such Section at least five (5) Business Days prior to the date of the commencement of the Confirmation Hearing. Upon such filing, such documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of any such document upon written request to the Debtors in accordance with Section 11.15 of the Plan.

11.15 Notices

Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or Reorganized Debtor under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (b) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
FARMLAND INDUSTRIES, INC., et al.
12200 North Ambassador Drive
Kansas City, Missouri 64163-1244
Attn: Chief Executive Officer
Telephone: (816) 713-7000
Facsimile: (816) 713-6397

with a copy to:
BRYAN CAVE LLP
1200 Main Street, Suite 3500
Kansas City, Missouri 64105
Attn: Laurence M. Frazen
Telephone: (816) 374-3200
Facsimile: (816) 374-3300

and
O'MELVENY & MYERS LLP 400 South Hope Street Los Angeles, California 90071-2899 Attn: Evan M. Jones, Esq.
Telephone: (213) 430-6236
Facsimile: (213) 430-6407

and
AKIN, GUMP, STRAUSS, HAUER & FELD LLP
1900 Pennzoil Place – South Tower
711 Louisiana
Houston, Texas 77002
Attn: Henry Kaim, Esq.
Telephone: (713) 220-5800
Facsimile: (713) 220-8108

and
FOLEY & LARDNER
One IBM Plaza
330 N. Wabash Ave., Suite 3300
Chicago, Illinois 60611-3608
Attn: Michael Small, Esq.
Telephone: (312) 755-1900
Facsimile: (312) 755-1925

and
POLSINELLI SHALTON & WELTE
700 W. 47th Street, Suite 1000
Kansas City, Missouri 64112-1808
Attn: Daniel J. Flanigan, Esq.
Telephone: (816) 753-1000
Facsimile: (816) 753-1536

11.16 Indemnification and Related Matters

Indemnification Obligations owed to any present or former officers, directors, professionals or advisors of the Debtors arising out of acts that occurred prior to the Petition Date, including, without limitation, accountants, auditors, financial consultants, underwriters, or attorneys, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code under this Plan. Reorganized Industries shall provide standard and customary indemnification for all officers and directors of the Debtors and the Reorganized Debtors (as of the Petition Date and thereafter) for all actions or events occurring after the Petition Date.

11.17 Prepayment

Except as otherwise provided in this Plan, any ancillary documents entered into in connection therewith, or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the classes of Claims.

11.18 Dissolution of the Bankruptcy Committees

On the Effective Date, the Bankruptcy Committees will dissolve and their respective members will be released and discharged from all duties and obligations arising from or related to the Chapter 11 Cases. The members of the Bankruptcy Committees and the Professionals retained by the Bankruptcy Committees will not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date.

11.19 Term Of Injunctions Or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

[Remainder of Page Blank]

Dated: November 27, 2002
FARMLAND INDUSTRIES, INC. FARMLAND FOODS, INC. SFA, INC. FARMLAND TRANSPORTATION, INC. FARMLAND PIPE LINE COMPANY

By:	/s/ Robert B. Terry
Name: Robert B. Terry
Title: Authorized Signatory

Laurence M. Frazen
Cynthia Dillard Parres
Robert M. Thompson
BRYAN CAVE LLP
1200 Main Street, Suite 3500
Kansas City, Missouri 64105

Gregory D. Willard
David M. Unseth
BRYAN CAVE LLP
Suite 3600
211 North Broadway
St. Louis, Missouri 63102-2750

Attorneys for the Debtors and Debtors-in-Possession